EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Pernix Therapeutics Holdings, Inc.
Magnolia, Texas

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-46657, No. 333-39628 and No. 333-46659) of our report dated March 5, 2010, related to the audit of the combined and consolidated financial statements of Pernix Therapeutics, Inc. as of December 31, 2009 and 2008 and for the two years in the period ended December 31, 2009, appearing in this Form 8-K of Pernix Therapeutics Holdings, Inc. (formerly Golf Trust of America, Inc.) and Subsidiaries.

/s/ Cherry, Bekaert & Holland, L.L.P.

Charlotte, North Carolina
March 15, 2010